                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

                                             Three Months
                                                 Ended        Six Months Ended
                                            ----------------  -----------------
                                             June     June               June
                                              30,      30,    June 30,    30,
                                             1999     2000      1999     2000
                                            -------  -------  --------  -------
                                            (in thousands)     (in thousands)
Net loss................................... $(9,006) $(3,821) $(16,666) $(7,612)
  Add fixed charges:
    Interest expense including amortization
     of debt issuance cost.................   3,301    4,090     7,096    8,118
                                            -------  -------  --------  -------
Earnings (loss)............................ $(5,705) $   269  $ (9,570) $   506
                                            -------  -------  --------  -------
Fixed Charges
  Interest expense including amortization
   of debt issuance cost................... $ 3,301  $ 4,090  $  7,096  $ 8,118
  Capitalized interest.....................     620      --      1,647      --
                                            -------  -------  --------  -------
Total Fixed Charges........................ $ 3,921  $ 4,090  $  8,743  $ 8,118
                                            =======  =======  ========  =======
Ratio of Earnings to Fixed Charges.........     --       --        --       --
                                            =======  =======  ========  =======
Deficiency of Earnings to Cover Fixed
 Charges................................... $ 9,626  $ 3,821  $ 18,313  $ 7,612
                                            =======  =======  ========  =======